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                                                                    EXHIBIT 10.9

October 2, 1997



Mr. Riki Tokuno
8040 S.W. Churchill Court
Tigard, Oregon  97224



I am please to extend this offer to you to join Computer Literacy as Vice President of Retail Operations and Chief Operating Officer. Details of the offer are as follows:


I. Reimbursement for Relocation Expenses


A. House Hunting Trips

To assist the employee in finding living quarters at the new location, the Company will reimburse expenses for:

1. Actual transportation costs for employee and family for two trips to the San Jose area. It is expected that employee will use the most economical fares available.

2. Hotel and car rental expenses for a maximum of ten days.

3. Meals to a maximum of $25 per person per day.

B. Temporary Living Expenses

The Company will reimburse normal and reasonable living expenses in a fully furnished home or apartment to a maximum of 90 days from the date of permanent arrival to the San Jose area.


C. Expenses for Moving and Storing Household Goods and Automobile

The Company will pay the costs of packing, loading, moving, unloading, and unpacking relating to the relocation. All household goods will be moved by a reputable common carrier moving company.

The Company will pay the costs of transporting one automobile.

The Company will pay the costs of storage of household goods to a maximum of 90 days and the subsequent redelivery to employee possession.


D. Transportation and Moving Expenses for Employee and Family

The Company will pay for the transportation and living expenses in moving family members to the new location. This will include:

1. Actual auto expenses incurred.

2. Lodging expenses for a maximum of five days at the old or new location or while traveling from the old to the new location.

3. Meals
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II. Sale and Purchase of Primary Residence


A. Sale of Primary Residence

The Company will reimburse the relocating employee for normal and reasonable costs incurred with the sale of their primary residence including:

1. Real estate commissions up to a maximum of 6%

2. Escrow fees

3. Two appraisals

4. Title insurance

5. Reconveyance of trust deed

6. Lien search

7. Transfer tax

8. Necessary return travel to consummate sale

B. Purchase of Primary Residence

The Company will reimburse employee for costs associated with the purchase of a new home including:

1. Title search

2. Recording fees for deed and mortgage

3. Survey

4. Legally required stamps

5. Title insurance, as required

6. Attorneys fees

7. Credit reports

8. Application fees

9. Transfer taxes

10. Stamp taxes

11. Escrow fees

12. Appraisal fees

13. Inspection fees

14. Points, discount points, and/or loan origination fees up to a maximum of $12,500 in the aggregate.

III. Settling In Allowance

The Company will pay the relocating employee $5,000 as a settling-in allowance to cover the incidental miscellaneous expenses of a move.

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IV. Tax Gross Ups

Employee will be entitled to a tax gross-up payment resulting from reimbursements to the employee or direct payments made to third party on behalf of the employee. The gross-up payment is made to compensate the employee for the effect of federal, state, and local income taxes and the OASDI (Medicare) portion of FICA.

Expenses qualifying for tax gross-up payments are those that are charged as taxable income and may include:

        House Hunting Trips

        Temporary Living

        Meals

        Home Sale Costs

        Home Purchase Costs

        Settling In Allowance

        Moving Household Goods

        Transportation and Moving


V. Salary

Annual salary of $165,000 paid bi-weekly. Annual salary increases based upon mutually agreed performance objectives and determined in a manner consistent with those of other officers in the company.


VI. Bonus

Target bonus factor of 30% of annual salary based primarily on the Company achievement of financial objectives. For the first twelve months of employment a minimum guaranteed bonus of $25,000, annualized, will be paid quarterly.


VII. Sign-on Bonus

A one-time bonus of $25,000 will be paid on the first payday of 1998.


VIII. Equity

100,000 stock options granted upon date of hire. 10,000 options become fully vested immediately. 25% (25,000) vest after twelve months. The balance vest at a rate of 1/48th of the total per month for 36 months.


IX. Benefits

The Company offers standard medical and dental insurance immediately upon employment. The employee bi-weekly contribution for a family will be approximately $70, depending on the type of coverage selected.

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You will be eligible to participate in the 401K plan after one year of employment. The Company match is 50% up to the first 4% of contribution.

Currently, the Company offers 2 weeks vacation each year for the first three years of employment and three weeks thereafter. This policy is currently under review and may change in the next thirty days.


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If the above terms of this offer are acceptable to you, please sign under the acceptance section below.

We are very excited about having you join the Computer Literacy team. If you have any questions or comments, please don't hesitate to call me.

Sincerely,



/s/ Chris MacAskill
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Chris MacAskill
President and Chief Executive Officer



Acceptance:


/s/ Riki Tokuno
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Signature


Riki Tokuno
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Name



10/2/97
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Date



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